CONSENT OF Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 (the “Prospectus”) of our auditors’ report dated March 30, 2016 relating to the consolidated financial statements which comprise the consolidated balance sheets as at December 31, 2015 and 2014 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, of Globalink, Ltd., which are part of this Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

May 13, 2016